HYDRON TECHNOLOGIES, INC. AND SUBSIDIARIES

        Exhibit (11) - Statement Re: Computation of Earnings Per Share

                              Three Months  Three Months
                                  Ended         Ended
                                March 31,     March 31,
                                  1995          1994
                              ------------  ------------
PRIMARY
Average shares outstanding     22,496,553    21,400,204
Net effect of dilutive stock
 options - based on the
 treasury stock method using
 average market price             713,880
                               ----------    ----------
Totals                         23,210,433    21,400,204
                               ==========    ==========
Net income                     $  236,195    $  (78,300)
                               ==========    ==========
Per share amount               $     0.01    $    (0.00)
                               ==========    ==========
FULLY DILUTED
Average shares outstanding     22,496,553    21,400,204
Net effect of dilutive stock
 options - based on the
 treasury stock method using
 year-end market price            720,065
                               ----------    ----------
Totals                         23,216,618    21,400,204
                               ==========    ==========
Net income                     $  236,195    $  (78,300)
                               ==========    ==========
Per share amount               $     0.01    $    (0.00)
                               ==========    ==========

                                  Exhibit 11